Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of BNCCORP, Inc.

The Administrator of the BNCCORP, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statements (No. 333-03512, 33-58584, and 333-98647) on Form S-8 of BNCCORP, Inc. of our report dated June 17, 2005, with respect to the statements of net assets available for benefits of the BNCCORP, Inc. 401(k) Savings Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years ended December 31, 2004 and 2003, and related schedule as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the BNCCORP, Inc. 401(k) Savings Plan.

[signed] KPMG LLP

Minneapolis, Minnesota

June 17, 2005